Exhibit 10.10

Agreement of Resignation Conditions

This agreement ("the Agreement") regarding conditions linked to resignation is made between Veoneer Inc., a Delaware corporation ("the Company") and Mathias Hermansson ("the Executive"), together referred to as ("the Parties), following the Executive's resignation from the Company.

1.	Last Date of Employment

The Executive gave notice to the Company and resigned from the Company on December 20, 2018. The Company and Executive have agreed that the employment of the Executive shall cease on June 20, 2019 ("the Last Date of Employment"). The Executive will continue performing his duties for the Company in his current capacity as CFO & EVP until March 1, 2019. The Executive will support the handover of his duties to his successor until March 15, 2019.

Unless the parties agree otherwise, the Executive will not be required to perform any work for the Company as from March 16, 2019 until the Last Date of Employment, except for being reasonably available over the phone and email to answer any questions that the Company may have. As from March 16, 2019 until the Last Date of Employment the Executive may start working for another company provided that the Executive would not compete with the Company as defined in Section 13a) of Executives Employment Agreement.

The intention of the parties is to ensure the smooth transition of the duties to the new CFO. The parties will agree on details of transition plan separately.

2.	Compensation

The Executive shall be entitled to his monthly base salary, pension contribution and other current perquisites, until the Last Date of Employment. Any other employment income will not reduce the compensation received from the Company.

The annual short-term incentive payment for year 2018 will be made not later than March 31, 2019 in line with the performance outcome of the Company and the Companies policies.

Not later than the month following the Last Date of Employment, the Company should pay any unused vacation pay accrued until the last day of employment.

The Non-Competition Covenant described in section 13 of the Executives Employment Agreement, dated December 20, 2017 will not become operative. The confidentiality obligations set in the Section 8 of the Executives Employment Agreement, dated December 20, 2017 will remain operative.

The Executive's entitlement under the Veoneer Inc. Stock Incentive plan and Autoliv Inc. Stock Incentive Plan will be handled in accordance with the rules and regulations prescribed by the incentive plan and the associated grant agreements.

3.	Other Conditions

All other conditions linked to the employment agreement and the indemnification agreement dated June 29, 2018 remain unchanged.
The company agrees to transfer the current mobile phone number of the Executive to his personal use. This agreement has been duly executed in two original copies, of which each of the parties has taken one copy.

Stockholm, December 20, 2018

On behalf of Veoneer, Inc. /s/ Jan Carlson Jan Carlson CEO & President	The Executive /s/ Mathias Hermansson Mathias Hermansson